Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2025, relating to the consolidated financial statements of SharpLink Gaming, Inc. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the years ended December 31, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

August 25, 2025